Exhibit 99.1

FICO Announces Earnings of $0.37 per Share for First Quarter 2010

Bookings for first quarter of $60 million, up 14 percent from prior year

MINNEAPOLIS--(BUSINESS WIRE)--January 27, 2010--FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced financial results for its first fiscal quarter ended December 31, 2009.

First Quarter Fiscal 2010 Results

Net income for the first quarter of fiscal 2010 totaled $17.7 million, or $0.37 per share. This compares with prior-year period net income of $12.1 million, or $0.25 per share, a figure that was reduced by $0.12 per share due to restructuring costs.

“We continue to see signs of improvement in the marketplace, including a stabilization of our recurring revenue and continued strength in bookings,” said Mark Greene, chief executive officer. “These conditions reinforce our confidence that we’ve got the right strategy to put the company on the path to growth.”

First Quarter Fiscal 2010 Revenue

The company reported first quarter revenues of $151.5 million in fiscal 2010 versus $163.5 million reported in the prior year period. The prior year period included $5.4 million in revenue associated with the divested telecom product lines.

Effective October 1, 2009, the company implemented an organizational restructuring that consolidated the operating segment structure from four segments to three, in which the myFICO® business-to-consumer (B2C) service is now a component of the Scores segment and the Professional Services segment has been combined with the applicable segment to which the services relate. Fiscal 2009 revenues have been restated to reflect the new business structure.

Revenues for first quarter fiscal 2010 across each of the company’s three operating segments were as follows:

  Applications revenues, which include the company’s preconfigured Decision Management applications and associated professional services, were $92.9 million in the first quarter compared to $95.0 million in the prior year quarter, a decrease of 2%, primarily due to the divestiture of the telecom product lines. Excluding these divested products, revenue increased by $3.3 million or 4%, primarily due to an increase in revenue from Retail Action Manager, a component of Marketing Solutions.
  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions and associated professional services, and the B2C service, were $41.5 million in the first quarter compared to $47.6 million in the prior year quarter, a decrease of 13%, primarily due to declining volumes in the B2C service and a decrease in revenues derived from credit bureau risk scores.
  Tools revenues, which include Blaze Advisor® and Xpress Optimization, and related professional services, decreased to $17.1 million in the first quarter compared to $20.9 million in the prior year quarter, a decrease of 18%, primarily due to decreased sales of the Blaze Advisor® product.

Bookings

Bookings for the first quarter were $59.9 million compared to $52.5 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards new bookings as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow

Cash and cash equivalents, and investments were $382.5 million at December 31, 2009, as compared to $390.3 million at September 30, 2009. Significant changes in cash and cash equivalents from September 30, 2009, include $31.3 million of cash provided by operations, $33.4 million of cash used to repurchase common stock, $4.5 million related to purchase of property and equipment and $0.9 million of dividends paid.

Outlook

The company reiterates the previously issued guidance of year-over-year GAAP earnings per share growth by a high single-digit percentage in fiscal 2010 compared to fiscal 2009.

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its first quarter fiscal 2010 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through February 27, 2010.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO

FICO (NYSE:FICO; www.FICO.com) is the leader in decision management, transforming business by making every decision count. FICO combines trusted advice, world-class analytics, and innovative applications to help businesses automate, improve, and connect decisions over customer lifecycles and across the enterprise. Clients in 80 countries work with FICO to increase customer loyalty and profitability, reduce fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through its consumer website, www.myFICO.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2009. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO service, and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 31, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2009	2008

Revenues:
Transactional and maintenance	$115,106	$123,054
Professional services	26,237	28,397
License	10,153	12,009
Total revenues	151,496	163,460

Operating expenses:
Cost of revenues	42,519	59,019
Research and development	18,976	18,121
Selling, general and administrative	55,203	54,769
Amortization of intangible assets	3,165	3,247
Restructuring	-	8,078
Total operating expenses	119,863	143,234
Operating income	31,633	20,226
Other expense, net	(5,250)	(4,057)
Income from operations before income taxes	26,383	16,169
Provision for income taxes	8,697	4,059
Net income	$17,686	$12,110

Basic earnings per share	$0.37	$0.25
Diluted earnings per share	$0.37	$0.25

Shares used in computing earnings per share:
Basic	47,606	48,478
Diluted	47,915	48,522

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2009 and September 30, 2009
(In thousands)
(Unaudited)

	December 31,	September 30,
	2009	2009

ASSETS:
Current assets:
Cash and cash equivalents	$206,207	$178,157
Marketable securities	131,051	139,673
Accounts receivable, net	98,407	101,742
Prepaid expenses and other current assets	23,794	22,986
Total current assets	459,459	442,558

Marketable securities and investments	45,222	72,445
Property and equipment, net	33,701	34,340
Goodwill and intangible assets, net	703,652	705,895
Other assets	46,540	48,650
	$1,288,574	$1,303,888

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$49,563	$46,776
Accrued compensation and employee benefits	21,019	28,139
Deferred revenue	43,301	39,673
Total current liabilities	113,883	114,588

Revolving line of credit	295,000	295,000
Senior notes	275,000	275,000
Other liabilities	18,116	19,031
Total liabilities	701,999	703,619

Stockholders’ equity	586,575	600,269
	$1,288,574	$1,303,888

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters Ended December 31, 2009 and 2008
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2009	2008

Applications revenues:
Transactional and maintenance	$66,734	$68,959
Professional services	21,462	21,254
License	4,676	4,732
Total applications revenues	$92,872	$94,945

Scores revenues:
Transactional and maintenance	$41,143	$47,464
Professional services	410	177
License	-	-
Total scores revenues	$41,553	$47,641

Tools revenues:
Transactional and maintenance	$7,229	$6,631
Professional services	4,365	6,966
License	5,477	7,277
Total tools revenues	$17,071	$20,874

Total revenues:
Transactional and maintenance	$115,106	$123,054
Professional services	26,237	28,397
License	10,153	12,009
Total revenues	$151,496	$163,460

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters Ended December 31, 2009 and 2008
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$17,686	$12,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,087	9,583
Share-based compensation	4,535	5,471
Changes in operating assets and liabilities	2,807	7,159
Other, net	(1,859)	2,341
Net cash provided by operating activities	31,256	36,664

Cash flows from investing activities:
Purchases of property and equipment	(4,488)	(5,554)
Net activity from marketable securities	35,235	(1,612)
Other, net	397	1,300
Net cash provided by (used in) investing activities	31,144	(5,866)

Cash flows from financing activities:
Net proceeds from issuances of common stock	(461)	3,222
Repurchases of common stock	(33,393)	-
Other, net	(714)	(853)
Net cash provided by (used in) financing activities	(34,568)	2,369

Effect of exchange rate changes on cash	218	(5,639)

Increase in cash and cash equivalents	28,050	27,528
Cash and cash equivalents, beginning of period	178,157	129,678
Cash and cash equivalents, end of period	$206,207	$157,206

CONTACT:
FICO
Investors
Michael Pung, 800-213-5542
investor@fico.com
or
Media
Steve Astle, 415-446-6204
stephenastle@fico.com